Exhibit 5.1

November 12, 2014

Capnia, Inc.

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Capnia, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 154,154 shares of Common Stock reserved for issuance pursuant to the Capnia, Inc. 1999 Stock Plan, (ii) 82,433 shares of Common Stock reserved for issuance pursuant to the Capnia, Inc. 2010 Stock Plan, (iii) 1,673,752 shares of Common Stock reserved for issuance pursuant to the Capnia, Inc. 2014 Equity Incentive Plan and (iv) 139,839 shares of Common Stock reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan (which plans are collectively referred to herein as the “Plans” and which shares of Common Stock are collectively referred to herein as the “Shares”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.